Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement (No. 333-259069) on Form S-1 of Roth CH Acquisition III Co. of our report dated May 11, 2021, except for the effects of discontinued operations described in Note 14, as to which the date is December 8, 2021, relating to the consolidated financial statements of BCP QualTek Holdco, LLC, appearing in the Preliminary Prospectus, which is part of the Registration Statement.

We also consent to the reference of our firm under the heading “Experts” in such Preliminary Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

February 14, 2022